Exhibit 4.5

Form of Restricted Stock Agreement

RESTRICTED STOCK AGREEMENT

CONFIDENTIAL

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made and entered into on ______________, 20__, by and between _______________, an individual residing at __________________________________ (the “Participant”) and Vertical Computer Systems, a Delaware corporation, located at 101 W. Renner Road, Suite 300, Richardson, TX 75082 (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to provide the Participant an incentive with respect to the Participant’s employment with the Company or an affiliate of the Company (“Affiliate(s”) or services to be rendered by Participant on behalf of the Company or its Affiliates, as applicable, and to promote the growth and success of the Company and its Affiliates by awarding the Participant a restricted stock award pursuant to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants and the considerations as set forth herein, the parties do hereby agree as follows:

ARTICLE 1

AWARD OF SHARES

1.1.          Grant. For and in consideration of services to be rendered by the Participant, the Company does hereby grant and issue to the Participant, and the Participant does hereby accept from the Company, effective as of the date of this Agreement (the “Date of Grant”) a restricted stock award consisting of _________________ (____________) shares of common stock in the Company (the “Shares”) pursuant to the terms and conditions and subject to the restrictions hereinafter set forth.

1.2           Confidentiality. As a condition of the grant of Shares in this Agreement, Participant shall keep the terms of this Agreement and the award of Shares confidential. Participant shall not disclose the terms of this Agreement or the award of shares to any third party, including any other employees of or consultants to the Company and its Affiliates. Notwithstanding the foregoing, Participant may discuss or disclose the terms of this Agreement to (a) Participant’s accountant or legal counsel, provided such individuals or entities agree to keep the terms of this Agreement and the award of the Shares confidential, or (b) to the extent required by applicable law; provided, however, that if Participant is required in any legal proceeding, regulatory proceeding or any similar process to disclose any part of the terms of this Agreement, Participant shall give prompt notice of such request to the Company so that the Company may seek an appropriate protective action.

1.3           Vesting of Shares. The Shares that have become vested pursuant to this Section 1.3 are herein referred to as the “Vested Shares” and all Shares which are not vested are herein referred to as the “Unvested Shares.”

(a) The Shares shall vest in accordance with the following schedule:

(1)         First installment. _________________ (__________) of the total Shares on the ________ (__) month anniversary of the Date of Grant, provided that the Participant is employed by the Company or an Affiliate or the Participant is providing services to the Company or an Affiliate on the ________ (__)month anniversary of the Date of Grant.

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(2)         Second installment. An additional ______________ (_______) of the total Shares on the ________ (__)month anniversary of the Date of Grant, provided that the Participant is employed by the Company or an Affiliate or the Participant is providing services to the Company or an Affiliate on such ________ (__) month anniversary.

(3)         Third installment. An additional ______________ (_______) of the total Shares on the ________ (__) month anniversary of the Date of Grant, provided that the Participant is employed by the Company or an Affiliate or the Participant is providing services to the Company or an Affiliate on such ________ (__) month anniversary.

(b) In the event the Participant’s employment by the Company or an Affiliate or the Participant’s engagement to provide services to the Company or an Affiliate terminates as set forth below, the Shares will vest as follows:

(1)         If the Participant is unable to perform the Participant’s duties in connection with the Participant’s employment by the Company or an Affiliate or Participant’s engagement to provide services to the Company or an Affiliate, and such failure is due to a partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of ten (10) consecutive weeks or for a cumulative period of seventy (70) business days during any five (5) month period (“Disability”), or due to death, the Shares will continue to vest for a period of nine (9) months after the date of such determination of Disability.

(2)         If the Participant’s employment by the Company or an Affiliate or the Participant’s engagement to provide services to the Company or an Affiliate is terminated without cause by the Company or an Affiliate, as the case may be, the Shares will continue to vest for a period of nine (9) months after the date of such termination.

(c)          Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Triggering Event (as defined below), the Shares shall immediately vest effective on the date of such Triggering Event. A “Triggering Event” shall mean (i) the date that any person or group of persons (other than the shareholders of the Company as of the date of this Agreement) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of a majority of the issued and outstanding shares of capital stock of the Company having the right to vote for the election of directors of the Company, (ii) the date of sale or other disposition of all or substantially all the assets of the Company, or (iii) a change in the composition of the Board of Directors of the Company affecting more than one member of the Board, prior to December 31, 2016.

1.4           Term; Forfeiture. Upon any forfeiture, all rights of the Participant with respect to the forfeited Unvested Shares shall cease and terminate, without any further obligation on the part of the Company, and the Unvested Shares shall be transferred back to the Company. Any Unvested Shares shall be forfeited on the first to occur of the following:

(a) 5 p.m. on the date which is nine (9) months following the date of the termination of (i) the Participant’s employment by the Company or an Affiliate of the Company or (ii) the Participant’s engagement to provide services to the Company or an Affiliate, in either instance due to death or Disability.

(b) 5 p.m. on the date of termination of (i) the Participant’s employment by the Company or an Affiliate or (ii) the Participant’s engagement to provide services to the Company or an Affiliate, in either instance for Cause;

(c) 5 p.m. on the date which is nine (9) months following the termination of (i) the Participant’s employment by the Company or an Affiliate or (ii) the Participant’s engagement to provide services to the Company or an Affiliate, in either instance without Cause.

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(d) 5 p.m. on the date of termination of (i) the Participant’s employment by the Company or an Affiliate or (ii) the Participant’s engagement to provide services to the Company or an Affiliate, in either instance by the Participant.

For purposes of this Section 1.4, “Cause” for a Participant who is an employee means (i) frequent and unjustifiable absenteeism, including unexcused and repeated failures to perform work for the Company or an Affiliate in the office of the Company or an Affiliate at the regularly prescribed times and for the regular scheduled hours the Participant is required to work, other than by reason of the Participant's illness or physical or mental disability; (ii) insubordination, or continued violation of the Participant’s obligation to perform the duties and responsibilities required of the Participant, including the Company’s policies applicable to all employees, after the Participant has been given written notice from his or her supervisor describing the violations and failure to cure or commence to cure such violations within thirty (30) days; (iii) any embezzlement or any act of dishonesty which is materially injurious to the Company or an Affiliate or (iv) for a breach by Participant under an employment agreement or non-disclosure agreement, as applicable.

For purposes of this Section 1.4, “Cause” for a Participant who is not an employee means (i) a breach by Participant of any consulting or services agreement between Participant and the Company or an Affiliate which is not timely cured, or (ii) any embezzlement or any act of dishonesty which is materially injurious to the Company or an Affiliate.

1.5           Shares Held by the Custodian. The Participant hereby authorizes and directs the Company to deliver any certificates evidencing the Shares to the President of the Company or another authorized agent of the Company (the “Custodian”), to be held until the Shares become Vested Shares. The Participant hereby irrevocably appoints the Custodian, and any successor thereto, as the true and lawful attorney-in-fact of the Participant with full power and authority to execute any stock power or other instrument necessary to transfer the Shares to the Company, in the name, place and stead of the Participant, if the Shares do not vest as provided in Section 1.3 above.

1.6           No Rights to Distributions. The Participant shall not be entitled to any dividends paid or declared on Unvested Shares for which the record date is prior to the vesting of the Shares as provided in Section 1.3 above.

ARTICLE 2

RESTRICTIONS ON SHARES

2.1.          Restrictions on Unvested Shares. No portion of the Shares or rights granted hereunder may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Participant, including by will or intestacy, until such portion of the Shares becomes vested in accordance with Section 1.3 of this Agreement. Unvested Shares shall not be transferable by the Participant.

2.2.          Restrictions on Vested Shares. Vested Shares shall be subject to the provisions set forth in this Agreement, any restrictive legends as set forth on the share certificate, and any State or Federal regulations, including Rule 144.

ARTICLE 3

GENERAL PROVISIONS

3.1.          Legends. Any certificate representing the Shares shall be endorsed with the following legend or a legend with similar language as determined by the Company in its sole and absolute discretion. The Participant shall not make any transfer of the Shares without first complying with the restrictions on transfer described in such legend:

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TRANSFER IS RESTRICTED

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT REGISTRATION UNDER SAID ACT OR AN EXEMPTION THEREFROM.

The Participant agrees that the Company may also endorse any certificate representing the Shares with any other legends required by applicable federal or state securities law. The Company need not register a transfer of the Shares and may also instruct its transfer agent or other authorized agent, if any, not to register the transfer of the Shares unless the conditions specified in the foregoing legends are satisfied.

3.2           Participant Shareholder Rights. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable pursuant to this Agreement unless and until such Shares have been issued on the records of the Company or its transfer agents or registrars. After such issuance, the Participant will have all the rights as a stockholder of the Company with respect to such Shares.

3.3           Tax Consequences. The Participant understands that Participant shall be responsible for any taxes that may arise as a result of the transactions contemplated by this Agreement.

3.4           Insider Trading Policy. By accepting this grant of stock, the Participant acknowledges that (a) a copy of Vertical Computer Systems’ Insider Trading Corporate Communications Policy (the “ITCCP”) has been made available to the Participant, (b) the Participant has had an opportunity to review the ITCCP and (c) the Participant is bound by all the terms and conditions of the ITCCP.

3.5            Changes in Shares.

(a) In the event that as a result of any stock dividend, forward stock split, or other change in any Unvested Shares, the Participant shall be entitled to new or additional or different shares or securities, such new or additional or different shares or securities shall thereupon also be considered to be Unvested Shares and shall be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to this Agreement.

(b) In the event that the Company shall combine the outstanding shares into a smaller number of shares in connection with a reverse stock split, the Unvested Shares shall be proportionately decreased, effective at the opening of business on the full business day next following the day such reverse stock split becomes effective.

3.6           Participant Representation. The Participant expressly acknowledges that the Participant has not been induced to enter into this Agreement by the expectation of employment or continued employment with the Company or an Affiliate.

3.7.          No Employment Rights Created. The award of Shares hereunder shall not be construed (i) as granting Participant right to continue or extend Participant’s employment or Participant’s engagement to provide services to the Company or an Affiliate, or (ii) as interfering with the right of the Company or an Affiliate to terminate the Participant’s employment or engagement. The parties agree that the Company shall have no further obligations to Participant relating to the grant of Shares except as stated herein.

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3.8           Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to the Participant at the address set forth above. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the President. Each notice, request, claim, demand or other communication delivered or sent in the manner described above shall be deemed sufficiently delivered or sent at such time as it is delivered to the addressee (with the return receipt deemed exclusive evidence of such receipt) or at such time as delivery is refused by the addressee.

3.9           Authority. Each party hereto represents and warrants that it has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms.

3.10         Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas without regard to its conflict of law principles, and the Federal and State courts of Texas shall have exclusive jurisdiction with respect to any dispute arising hereunder. The parties irrevocably waive any objection to such venue based on forum nonconveniens or similar principle with respect to the exclusive jurisdiction of the Federal and State courts of Texas.

3.11         Successors and Assigns. The rights, duties and obligations of a party hereunder may not be assigned, delegated or assumed without the prior written consent of the other party, provided that the Company may assign this Agreement to any successor entity or acquiring entity of the Company if the context so requires, without the Participant’s consent, and such assignment shall not constitute a termination of the Participant’s employment by the Company or an affiliate or the Participant’s engagement to provide services to the Company or an Affiliate, as applicable. Nothing herein shall cause a termination of this Agreement upon the acquisition, reorganization, or merger of the Company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each party’s respective successors or permitted assigns. Nothing herein shall be construed to confer upon any person not a party hereto any right, remedy or claim under or by reason of this Agreement.

3.13         Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party against whom the waiver may be enforced.

3.14         Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. It is not necessary that each party hereto execute the same counterpart.

3.15         Severability. If any provision of this Agreement shall be determined, under applicable law, to be overly broad in duration, substantive scope or otherwise, such provision shall be deemed narrowed to the broadest terms permitted by applicable law and shall be enforced as so narrowed. If any provision of this Agreement is nevertheless held invalid, void, or enforceable for any reason, the remaining provisions will nevertheless continue in full force and effect as if the invalid, void, or unenforceable provision had never been contained in this Agreement and the validity, legality and enforceability of the remaining provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

3.16         Amendment. This Agreement may be amended only in writing executed by the Participant and an authorized representative of the Company.

3.17         Finality of Agreement. This Agreement, when executed by the parties, supersedes all other understandings and agreements of the parties with respect to the matters set forth herein.

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3.18         Independent Counsel. The Participant represents and warrants to the Company that the Participant was advised to consult with independent legal counsel of the Participant’s own choosing concerning this Agreement and that Participant has either done so or has had a reasonable opportunity to do so and has chosen not to seek independent legal counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first set forth above.

VERTICAL COMPUTER SYSTEMS, INC.

By:
Richard Wade
President/CEO

Accepted and agreed:

Participant

By:
Name:

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